Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is dated as of April 6, 2006, and is entered into by and among FirstPlus Financial Group, Inc., a Nevada corporation (the “Company”), and Danford L. Martin, individually, on behalf of the FPFX Shareholder Value Committee and the FPFX Steering Committee and as attorney-in-fact for all of the Petitioners in the Election Suit (as defined below).

WHEREAS, in March 2005, a group of holders (the “Petitioners”) of common stock, par value $.01 per share, of the Company (the “Common Stock”) commenced a court action, styled Danford L. Martin, et al. v. FirstPlus Financial Group, Inc., et al., in the Second Judicial District Court (the “Court”) for the State of Nevada (the “Election Suit”).

WHEREAS, pursuant to those certain Consents to Representation and Limited Powers of Attorney executed by the Petitioners, Danford L. Martin has the authority to execute on behalf of the Petitioners this Agreement and such other documents, agreements and instruments necessary to consummate the agreements set forth herein.

WHEREAS, in connection with the Election Suit, the Company intends to hold a Special Meeting of Shareholders and election of directors (as may be adjourned, postponed or rescheduled, the “Special Meeting”).

WHEREAS, the parties hereto desire to compromise, resolve, and settle the claims, allegations and causes of action which are, were, or could have been, asserted in the Election Suit.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

1.         The Company shall pay to the Petitioners an aggregate amount of up to $300,000 (which amount shall include the $20,000 ordered by the Court to be paid from the Company to the Petitioners on April 4, 2006, the “Reimbursement Amount”) for the costs, fees and expenses incurred by the Petitioners (the “Expenses”) arising from the Election Suit and the proxy contest described in the filings made pursuant to the Election Suit. The Petitioners shall present invoices for such costs, fees and expenses to the Company.

2.         The Petitioners shall not nominate, or make any filings with the Securities and Exchange Commission with respect to, or issue any notice to the Company or the Court with respect to, an opposing slate of directors for election at the Special Meeting. The Petitioners shall take all necessary steps to withdraw the proxy statement of the FPFX Shareholder Value Committee with respect to the Special Meeting. The Petitioners shall take all necessary steps to invalidate any proxy they receive or have received with respect to the Special Meeting. No Petitioner shall vote the proxy of any other holder of the Common Stock in the Special Meeting. No Petitioner shall take any action to delay, interfere with or contest the Special Meeting.

3.         Until such time as the Company has publicly disclosed the terms of this Agreement by means of filing a Current Report on Form 8-K (the “Form 8-K”) with the Securities and Exchange Commission, no person shall disclose to any other person either the fact that any agreement has been entered into between the parties hereto or the terms hereof. Nothing in this paragraph shall prevent Danford L. Martin or his counsel from communicating the terms hereof to the Petitioners; provided, however, any such communications shall instruct the recipients of such communications to keep the communications and the substance thereof confidential until the filing of the Form 8-K.

4.         Immediately upon the Company making the payment required by paragraph 1 of this Agreement, the Petitioners and the Company shall cause all claims and counterclaims in the Election Suit to be dismissed with prejudice. Pending dismissal of the Election Suit, all proceedings in the Election Suit and all obligations to answer any pending motions or counterclaims shall be continued.

5.         The Petitioners shall immediately remove any and all documents, postings or other information (in any format or media) from the website www.fpfx.org.

6.         Immediately upon the Company making the payment required by paragraph 1 of this Agreement, the parties shall exchange mutual releases with respect to all matters, including the Election Suit, up to the date of such releases in form and substance satisfactory to the Company, the Value Committee, the Steering Committee and the Petitioners.

7.         (a)        Within forty-five (45) days following the receipt by the Grantor Trust of immediately available funds from the registry of the court in that certain lawsuit involving the Company currently ongoing in Dallas County, Texas (the “Lawsuit”), the Company shall instruct the Grantor Trust to make a distribution (the “Initial Distribution”) to holders of Common Stock on a pro rata basis as of a record date to be set by the board of directors of the Company in an aggregate amount equal to fifty percent (50%) of the funds received by the Grantor Trust from the registry of court in the Lawsuit.

(b)       Following the Initial Distribution, on an annual basis, the Company shall instruct the Grantor Trust to make a distribution to holders of Common Stock on a pro rata basis as of a record date to be set by the board of directors of the Company in an aggregate amount equal to fifty percent (50%) of the funds received by the Grantor Trust from the FPFI Creditor Trust during the period beginning on the Company’s announcement of the record date of any immediately preceding distribution from the Grantor Trust to holders of Common Stock and ending on the date of the Company’s announcement for the record date for such distribution.

8.         The Company represents and warrants that this Agreement and the agreements contained herein are the valid, binding and enforceable agreements of the Company. Danford L. Martin hereby represents and warrants that this Agreement and the agreements contained herein are the valid, binding and enforceable agreements of the FPFX Shareholder Value Committee, the FPFX Steering Committee and the Petitioners.

9.         (a)        Prior to the Initial Distribution, the Company shall not issue any shares of Common Stock, except pursuant to agreements in effect on the date of the Agreement.

(b)       During the period beginning with the date of the Initial Distribution and ending on the one year anniversary of the Initial Distribution, the Company shall not issue any shares of Common Stock pursuant to a transaction that would result in the issuance of shares of Common Stock in an amount equal to 30% of the then outstanding shares of Common Stock on a fully diluted basis unless the Company obtains a fairness opinion from an investment banking or business valuation firm with respect to such transaction.

10.	Miscellaneous.

(a)       This Agreement and the other agreements contemplated hereby constitute the entire understanding and agreement of the parties, and supersede all prior understandings and agreements, if any, among or between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the undersigned parties which are not fully expressed or incorporated by reference herein.

(b)       The parties acknowledge and understand that, if any term of this Agreement shall be determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

(c)       Each party hereby represents and warrants that it has read and fully understands this Agreement; that it has been advised by an attorney of its own choosing as to the force and effect of this Agreement and that it executes it voluntarily and with full understanding of its force and effect; that no representation or statement made by any party or such party’s attorneys or representatives, has influenced such party or induced the settlement and release evidenced by this Agreement; and that no promise or representation of any kind, except as fully stated in this Agreement, has been made or relied upon by any party hereto. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part here of thereof to be drafted.

(d)       This Agreement shall be governed and controlled as to the validity, enforcement, interpretations, construction and effect and in all other aspects by the substantive laws of the State of Nevada, without reference to conflicts of laws principles.

(e)       Until the board of directors is duly elected and qualified at the Special Meeting, the Second Judicial District Court of the State of Nevada in and for the County of Washoe shall retain jurisdiction over this Agreement and the parties hereto solely to interpret and enforce this Agreement and the agreements contemplated hereby. Such jurisdiction of the Court shall terminate immediately upon the election and qualification of such directors at the Special Meeting.

(f)        The prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, reasonable attorneys’ fees and prejudgment interest.

(g)       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(h)       Each signatory hereto agrees to indemnify and hold harmless all other parties against any claim, demand, right, damage, liability, action or cause of action, cost or expense, including attorneys’ fees actually incurred by such other parties, arising out of or in any way connected with the breach of any representation by such signatory concerning such signatory’s authority to bind any other party hereto.

[Signature page follows.]

This Settlement Agreement is dated as of the date first written above.

FIRSTPLUS FINANCIAL GROUP, INC.

By:	/s/ Jack (J.D.) Draper
Jack (J.D.) Draper
President

/s/ Danford L. Martin
Danford L. Martin,
Individually, on behalf of the FPFX Shareholder
Value Committee and the FPFX Steering
Committee and as attorney-in-fact for all
of the Petitioners in the Election Suit